STAAR SURGICAL COMPANY
Third Quarter 2009 Financial Results Conference Call
November 3, 2009, 10:00 a.m. ET

Operator:
Good morning, ladies and gentlemen.  Thank you for standing by.  Welcome to the STAAR Surgical third-quarter 2009 financial results conference call.  During today's presentation all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the *, followed by the 1 on your Touch-Tone phone.  If you would like to withdraw your question, please press the *, followed by the 2. If you're using speaker equipment, please lift the handset before making your selection.  This conference is being recorded today, Tuesday, November 3, 2009.  I would now like to turn the conference over to Doug Sherk.  Please go ahead, sir.

Doug Sherk:
Thank you, operator and good morning everyone.  Thank you for joining us for the STAAR Surgical conference call to review the Company's financial results for the third quarter of 2009, which ended on October 2, 2009.  The news release announcing the third-quarter results crossed the wire after market yesterday, is available at STAAR's website at www.staar.com.  Additionally, we've arranged for a tape replay of this call, which may be accessed by phone. The replay will become available approximately one hour after the call's conclusion and will remain available for seven days.

The operator will provide the dial-in information at the conclusion of today's call.  In addition, today's call is being broadcast live, and along with an archived replay, will be available at the STAAR website.

Before we get started, during the course of this conference call, the company will make forward-looking statements.  We caution you that any statement that is not a statement of historical fact is a forward-looking statement.  This includes any projections of earnings, revenue, sales, cash, or other financial statements, any statements about plans, strategies or objectives of management for future operations, any statements concerning proposed new products, governmental approval of new products or other future actions of the FDA, or other regulators, any statements regarding expectations for the success of our products in the US and international markets, the outcome of product research and development, or any clinical study, any statements regarding the outcome of any pending legal proceedings, the availability of insurance coverage for any loss, any statements regarding future economic conditions or performance, statements of beliefs and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

These risks are described in the Safe Harbor Statement in today's press release, and in the Risk Factor section of our annual report on Form 10-K filed with the commission on April 2, 2009.

Investors or potential investors should read these risks.  STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.  In addition, today's presentation includes certain financial measures that may help you better understand our business, but that have not been prepared in accordance with GAAP.  Any explanation and reconciliation of these non-GAAP measures has been provided in the press release issued yesterday afternoon by the Company and that press release, again, is available at the website.

Preliminary result of research on the accompanying properties of the Collamer lens material is provided for the information of investors.  It does not constitute a claim of therapeutic benefit or indication for use.  Please read the cautionary statement regarding this research in today's press release.

Now, I would like to turn the call over to Barry Caldwell, our President and Chief Executive Officer of STAAR Surgical.

Barry Caldwell:
Thank you, Doug, and good morning everyone. I'd like to thank you for joining us today to review our third-quarter 2009 results.  We apologize for the unusual hour of today's call, but given our schedules this week, which includes Deborah's presentation tomorrow in New York at the Oppenheimer Healthcare Conference, conducting the call at this hour really became our only viable option. Deborah Andrews, our Chief Financial Officer, is with me today.  After my opening remarks, Deborah will address some of the operational highlights behind the financial results for the quarter and then I will discuss a few additional developments before we move to any questions you may have.

Last quarter we broke a 25-quarter string of losing cash from operating activities. This quarter we began a new string.  We now have two consecutive quarters of generating cash from operating activities.  While we continue to generate cash from operations, our next focus is to reflect profitability despite our non-cash charges, which are about $1.5 million per quarter.

For the third quarter, we increased the amount of cash generated from operating activities to $464,000 and we have now, for the year-to-date period, generated cash from operating activities.  We fully recognize we have a lot more potential in the business and a lot more work to do, especially in the areas of gross margins and international expense management and, of course, profitability.

But given the economic environment, our new string is a significant accomplishment for the Company. At the same time, I believe we have several key milestones approaching, which should enhance our opportunity to more fully achieve our potential.  We will go through those dynamics during the call.

First, let me step back and provide you with an update on the five key metrics we provided earlier this year, upon which you could use to judge our operational performance and progress during the year.  Our report card remains generally positive.  Professors would probably give us a B.  I might make it a low B.  We have to do a better job. But here's why I would prescribe that grade to our job.

The first metric is to generate positive cash flow from operating activities for every quarter of the year, and as I just mentioned, we achieved that milestone in the third quarter by a healthy margin.  Deborah will provide additional insight on this metric during her comments.  Our second metric is to improve our gross margin percentage of revenue each and every quarter.  Here we fell short. I am disappointed and we clearly have work to do.  Our gross margin of 54.3% took a step back from 55.8% generated in the second quarter and down from 57.7% reported for the third quarter of last year.  The major factor behind our poor gross margin performance came from our international operations.  The majority of that shortfall came from Japan where average selling price has dropped to intense price competition.  Deborah will address, in more detail, the gross margin issue, as well as our plan to correct the negative trend, during her comments.

Our third metric is to successfully implement the cost-reduction efforts we initiated in 2008.  We continue to achieve this metric.  Global operating expenses were $900,000 less than in the third quarter of last year.  Again, more work to do in cost reductions, especially in our international operations, but we achieved this metric once again in the third quarter and year-to-date our operating expenses have declined $8.1 million or 19.3%.  Again, let me say that again.  Year-to-date, our operating expenses have declined $8.1 million or 19.3%.  Overall, I think that's a very good performance.

The fourth metric is our progress toward gaining key regulatory approvals for our Visian Toric ICL in the US and both Visian ICL products in Japan.  Here again, I believe we are meeting this metric as we are making progress.  The progress in Japan for the Visian ICL submission continues to move forward.  In the last three weeks, we have received the marketing license for the injector systems for the Visian ICL and received several questions, which would be categorized as label-related issues.  The Visian Toric ICL will be reviewed after the ICL is approved in Japan.

Now, in the US, during the 60-day period from mid-July to mid-September, we worked with the agency interactively to answer the questions they had on our submission.  I must say that both sides responded quickly and the dialogue has been quite positive and fair.  We have had no additional questions since mid-September and await the FDA's decision regarding next steps.  We aren't making any predictions, but we do expect to learn of their decision in the near future.  Also, during the quarter, we submitted a PMA supplement for the preloaded silicone aspheric IOL and expect to hear in the coming months.

Finally, our fifth metric was to increase our share of refractive procedures in key markets.  Globally, our Visian ICL unit sales increased by 15% during the quarter, while revenues increased by 5%.  Year-to-date, our total Visian ICL units have increased 23%, while our revenues have increased by 9%.

First, to look at these markets, lets look at the US.  Visian ICL sales increased on a year-over-year basis by 4% and increased sequentially by nearly 10%.  Units were basically flat during the quarter.  Overall, we believe we continued to gain US market share during the quarter based on the refractive procedure data we've seen to date, which seems to indicate that procedures declined, in our minds, about 30% during the quarter.  I say that because LCA-Vision has previously reported their refractive procedures declined by 29% in the quarter, though Market Scope is only currently projecting a 15% decline for the quarter.  We'll wait to see what TLC has to report.  Year-to-date, our units are flat and revenues have increased by 2%, which represents continued gains in overall market share.

Next, in Korea, where we believe we are nearing a 10% share of refractive procedures, our units increased 17% during the quarter, while our dollars decreased 6% of the year-ago period as a result of the continued investment we're making into market expansion with our distributor.  Year-to-date, our units have increased by 70% and our revenues by 33%, reflecting, again, gains in market share.

In China, both units and dollars tripled during the quarter.  We've been making investments in this distribution channel as well.  Year-to-date, units have increased by 18% while revenues have increased by 62%, again reflecting gains in market share.  Visian unit sales in India increased by 41% over the third quarter of last year while revenues increased by 31%.  Year-to-date, units have basically doubled, while revenues have increased 86%, again reflecting a gain in the market share.

In Spain, we began the year with about a 5% share of refractive procedures.  As many know, the economy in Spain has been very difficult this year.  Visian units have declined 13% during the quarter while revenues decreased 19%.  We believe refractive procedures have declined more than 10% in most regions of the country.  Year-to-date units have increased by 3% while revenues have decreased by 11%.   We're still holding our share in Spain, or perhaps slightly gaining share.

In Latin America, Visian units declined by 3% while revenues increased by 8%.  Argentina achieved a 20% increase in revenues during the quarter.  Year-to-date units are slightly down 1% while revenues have increased by 6%.  With some declines in refractive procedure volume, we believe we're still gaining share in Latin America.

Overall, we hit on four of the five metrics.  I would still grade this as a B, despite disappointment over gross margin results.  We'll continue to focus on achieving all five metrics during the fourth quarter.

Now I'd like to turn the call over to Deborah for a further review of the third quarter's operational and financial highlights. Deborah?

Deborah Andrews:
Thanks, Barry.  Good morning, everyone. Given that we issued our results late yesterday, I'd like to focus my comments today on some specific highlights as well as our strategy to address our gross margin.  Our big achievement for the quarter was the generation of $464,000 of cash from operating activities and the increase in our readily available cash position to $5.6 million from $5.0 million at the end of 2008.  Based on this result, for the first time since 2002, we've achieved positive cash flows from operations year-to-date and we're well on our way to achieving one of our key metrics, which is to generate cash from operating activities for the entire year.

We expect this trend to continue into the fourth quarter despite the ongoing cost of litigation.  One major reason for this confidence is that we've recently received notification that, dating back to July 1st, 2009, our legal costs in connection with the Parallax and Moody trials will be partially covered by our insurance carrier.  The other reason for this confidence is that we continue to closely watch our expenses and our working capital, in particular our inventory.

Expense management was especially effective in our domestic operations where, despite legal expenses, we reduced operating costs by $1.1 million or 20% as compared to the third quarter of 2008.  International operating expenses were up $200,000 or 4%.  We are redoubling our efforts on containing costs within our international operations and expect to make progress on this metric in the fourth quarter.

Overall, operating expenses fell 60.8% of total revenue for the third quarter compared to 65.6% in the third quarter of last year.  We also reduced our net loss for the quarter as compared with last year.  For the third quarter our net loss was $2 million or $0.06 a share, compared with our loss of $2.2 million or $0.08 a share.  $1.3 million of the net loss resulted from non-cash charges including depreciation, amortization and stock-based compensation.

The third quarter is typically our weakest from a topline perspective due to the seasonality we experience, especially in Europe.  While our overall topline performance was flat, we generated growth in what are typically our higher-margin product lines, IOLs and ICLs.

During the quarter, we grew our global ICL sales by 5% and our IOL sales by 7.5%.  While the rate of ICL growth was similar for both the US and international markets, IOL sales grew 14% in international and declined 8.5% in the US.  Clearly, we're not where we would like to be with US IOL sales, but we have an initiative that we believe can help us regain momentum with standard IOL sales in the US, which Barry will review in a moment.

Increased sales of IOLs and ICLs were offset by decreased sales of other products.  The de-emphasized lower-margin products accounted for 26% of total revenue in the quarter, down from 30% of total revenue in the third quarter of last year.  And in absolute dollars, these lower-margin products declined by about $800,000.  Despite our efforts to improve margins by de-emphasizing lower-margin products, we've not yet met our margin objectives, primarily due to intense price competition in international markets, in particular Japan and Germany.

Additionally, ICL average selling prices in international markets have also declined year-over-year as distributors deal with difficult economic conditions and fluctuation exchange rates.  In other cases, like Korea, we have fueled distributor investments in market development with pricing concessions.

The third factor negatively impacting margins was the 43% growth in IOL sales in distributor markets which carried low gross profit margins compared to other countries where the products is sold.  Some of this is seeding the market with our new acrylic preloaded technology.  These negative factors were offset by somewhat higher IOL and ICL average selling prices in the US.

Our target for gross profit remains 60%.  We will have to more carefully evaluate globally our pricing policies and special programs for all products to ensure they meet our gross profit objectives.  It may be that we have to sacrifice some sales growth to meet our profitability objective while reducing our operating expenses. Additionally, we need to see growth in US IOL and ICL sales where margins are high.  Unit sales growth of all STAAR products is important to margins as well, in order to increase our manufacturing volume and improve overhead absorption.

Finally, it is our ultimate ojective to become profitable, regardless of what our margins or our sales are.  To achieve operating profitability, our operating expenses cannot exceed our gross profit and we've got to narrow the gap.  We will continue the manage expenses and margin with this objective in mind and look forward to reporting our progress at the end of the year.

In closing, I'd like to thank everyone at STAAR for their contributions, and now turn the call back to Barry for a few additional comments before taking your questions.

Barry Caldwell:
Thank you, Deborah.  Before we open the call to questions, I'd like to briefly update you on the activities of the American Academy of Ophthalmology meeting, which took place last week.  Two of the highlights for STAAR were the Visian ICL Experts Mmeeting and the release of the initial assessments of the nanoFLEX Collamer IOL by CAST.

First, we had a full-day meeting on Friday the 23rd, entitled The Visian ICL Experts Meeting, and in order to be diligent in our potential release of the Toric ICL, our goal was to only have about 100 surgeons in the audience.  We ended up having over 108 and had to turn folks away.

The meeting was chaired by Dr. Rob Rivera from Phoenix and included presentations by surgeons from the US, Argentina, Saudi Arabia, and the Dominican Republic. Presentations were made by three ophthalmologists from the military, which reflected patient visual results with the Visian ICL in the military of over 70% seeing 20/15 or better, and 97% 20/20 or better. The soldiers treated also expressed a 100% satisfaction rating with the Visian ICL.

Now let's turn to the Collamer Accommodating Study Team or CAST.  The results presented on Saturday, October 24th, and throughout the AAO Conference in San Francisco last week, clearly established the benchmark, which was the goal for this first phase of CAST.  This was not a full-blown clinical study as all physicians continued to use their current surgical techniques, though all used the same visual testing standards. The CAST assessment, based on up to four months' follow-up on the 73 binocular near vision patients, or 146 eyes, and 59 binocular intermediate vision patients, or 118 eyes, is quite encouraging and better than we expected when this evaluation began.

When compared with other standard IOLs, both the distance-corrected near vision and the intermediate vision assessments were superior.  When the data was compared to current presbyopic-correcting IOLs the assessments were very encouraging.    Longer term, there are additional opportunities.  Our product development team is engineering minor design changes to the current nanoFLEX for the purpose of a second-phase assessment by the team that will include a clinical study by CAST members to determine whether these minor design changes can improve upon current results and position a redesigned nanoFLEX as an entry for STAAR into the premium IOL channel where the pricing is about seven times higher than a standard IOL.

We very, very much appreciate the work by our CAST members, and in particular the leadership of Dr. James Lewis during this first phase.  It's also of note:  there was no compensation to any members of CAST for this work.  Obviously, the CAST assessments are a very exciting development for us and if you follow hockey or soccer, you'll understand my metaphor of this development providing us with a second shot on goal, the first being the ICL.

We look forward to reporting to your on our progress with CAST in Phase II and with the nanoFLEX.  We believe these assessments have spurred a renewed market interest in Collamer and thus we're beginning a stronger marketing approach with our current nanoFLEX IOL.  We are supplying our sales team with the standard near reading vision cards and asking surgeons to just try 10 nanoFLEX IOLs and compare to what they're currently using.  Remember, this lens also has the nanoPOINT Injector System which allows insertion through a 2.2-millimeter incision and the lens also has NTIOL status.

In the not-too-distant past, STAAR had a 10% standard IOL market share but we didn't keep up with technology and our resource restraint in years past caused us to fall behind. Well, now we have made progress in terms of technology.  We currently have about a 3% share and each share gain is worth about $6 million in profitable revenues.

Regaining standard IOL market share would have an immediate and dramatic impact on our profitability and that's why we're focused on maximizing our opportunities in the standard IOL market segment.

Finally, I'd like to remind investors that Deborah will be presenting at the Oppenheimer Healthcare Conference in New York City, tomorrow, Wednesday.  I understand there are some one-on-one slots that could still be available if you're interested in meeting with Deborah.  Please contact your sales contact at Oppenheimer or give Doug Sherk a call, and his number is 415-652-9100.

Now operator, we're ready to return the call over for any questions from those on the call. Thank you.

Operator:
Thank you, sir.  We will now begin the question-and-answer session.  As a reminder, if you have a question, please press the *, followed by the 1, on your Touch-Tone phone.  If you would like to withdraw your question, please press the *, followed by the 2.  If you're using speaker equipment, you will need to lift the handset before making your selection.  Our first question comes from the line of Steve Willoughby with Cleveland Research.  Please go ahead.

Steve Willoughby:	Hi, good morning. Thanks for taking my call.

Barry Caldwell:	Hi, Steve.

Deborah Andrews:	Morning.

Steve Willoughby:
Hi, Barry.  Wondering if you could talk a little bit more about the comment that was made regarding the legal cost being covered by your insurance carrier and what that involves and, you know, how much they're going to be covering and what all that entails?

Barry Caldwell:
Yeah, good question, Steve.  I can talk a little bit more to it. I may not be able to give you a lot more answers.  We have been given letters from our insurance carrier that they will cover expenses in regarding — and the date we think is about July 1, forward, of this year, expenses in the Moody case and also expenses on the appeal for Parallax.  Now, an insurance company will cover certain hourly rates as an average.  We're currently in negotiations with our carrier on that.  But certainly at this point it's clear to us that the majority of our legal expenses from July 1 forward should be reimbursed by insurance, we just don't know exactly the total percent that will end up being.

Steve Willoughby:
And so, eventually, at some point in the future, this will be cash coming back, and will it change any expenses you're expensing right now, I guess, you know, going forward in the next couple of quarters?

Barry Caldwell:	Well, yeah, we certainly will get cash back during the fourth quarter.

Deborah Andrews:
Well, I mean, what we've done is we're recording a receivable, you know, in the quarter, so the expenses — we incurred about $700,000 of expenses in the third quarter and we recorded a receivable for about $300,000.  Now, that's an estimate.  We expect that number to actually be higher than $300,000 but, you know, there's some uncertainty there so we were conservative.

Barry Caldwell:	Yes, and during the fourth quarter we'll start getting the cash reimbursements from back to July 1.

Steve Willoughby:
Okay, that makes a lot of sense.  And then just one other question I had for you on the nanoFLEX and, you know, you're kind of relaunching in the US here.  You know, what metrics are you going to be judging to see how that goes, other than, you know, overall sales, obviously, but are you targeting a certain number of doctors or do the sales reps have goals on, you know, how many they can get to try and do that, you know, free 10 lenses, I guess?

Barry Caldwell:	Well, we — I didn't say the word free.

Steve Willoughby:	Sorry, not free. Sorry.

Barry Caldwell:
But, yeah, we — the first metric we're looking at right now is consignments to new customers.  And I think this has been a challenge for our US distribution channel in the last several years at STAAR, is that we haven't added new customers to our line.  So as we put in consignments for nanoFLEX for these trials, noting that they're new customers will be an important metric for us to follow.

Steve Willoughby:	Okay, that makes sense. Thanks very much.

Barry Caldwell:	Thank you, Steve.

Operator:	Thank you, sir. Our next question comes from the line of Joanne Wuensch with EMO Capital Markets. Please go ahead.

Joanne Wuensch:
Thank you very much.  Going back to the gross margin commentary that you had, can you give us an idea of how long, or a timeline, that it might take to reverse the decline that we've seen over the last several quarters?

Barry Caldwell:
That's a really good question, Joanne.  I think there are a couple of — there were a couple of short-term things third quarter that had an impact.  One is that, as Deborah said, the pricing competition in Japan has been quite intense, and we did go running after a pretty high-volume deal that didn't give us close to our typical margins in Japan.  So I think management is clear now that running after that type of business that doesn't provide us a viable margin is not something we want to do.  I think the other thing — so that's quite short term and that will be reversed in the fourth quarter.

Another impact, as Deborah mentioned, is in our European margins where we're seeding the market with our distributors, meaning that we're giving them lower prices in some areas than we typically would for them to get started with our acrylic preload product, and that's something that won't change immediately but probably over a three- to four-quarter period.

Joanne Wuensch:	Okay, and who are you receiving this competition from in Japan?

Barry Caldwell:	It's pretty much across the board. I've certainly heard heavy pricing discounts from Kowa and also from Hoya in Japan.

Joanne Wuensch:	Kowa and Hoya.

Barry Caldwell:
And I think some of the reasons for that could be, Joanne, is that those companies have relied a lot — the majority of their business has relied upon some of the electronics business and that market is down considerably. So from the outside looking in, I'm seeing that their medical business is getting more pressure applied to them.

Joanne Wuensch:	Okay, interesting. You're not seeing a similar type of pressure in Europe, it sounds like?

Barry Caldwell:
Well, not so — no, we're not, but it is important that in order to follow our total strategy, that we're focused on the countries where the margin are better.  And so that's another alignment of priorities that we're focused on with management.

Joanne Wuensch:	Okay. Is there anything new on the legal process front, other than the insurance reimbursement, that you can give us an update on?

Barry Caldwell:
Well, we are currently into the— I guess this is actually the third week, though they are not full five days a week— third week of the Moody trial— and so far, you know, I think we're — we feel pretty good about where we are.  As you know, we have new counsel in this case.  We have Dan Callahan from Callahan and Blaine, and he's taking, certainly, some different perspectives on the case than what we took originally with Parallax.  So, though I don't want to get into a discussion about what's going on in the trial, the judge is — has estimated that it will end on November 19th.  So we'll see if we can stick to that schedule.  She does seem to move the process along pretty well.

Joanne Wuensch:	Okay, very good. Thank you very much.

Barry Caldwell:	Thank you, Joanne.

Operator:	Thank you. Our next question comes from the line of Raymond Myers with Emerging Growth Equities. Please go ahead.

Raymond Myers:
Thank you.  I wanted to follow along the discussion about expenses.  You've got a nice trend of sequentially declining operating expenses.  Can that continue into the fourth quarter into 2010?  One wonders how much farther can you compress expenses and then particularly mention trial expenses, which I presume will be higher in the fourth quarter.

Barry Caldwell:
Okay.  First let me talk to overall expenses.  I think as we kind of signal through the script, that — and through the past several quarters, we've done a very good job in the US, overall, of expense management.  We've still not done as well in some of our international markets that we need to.  So I do see an opportunity still, fourth quarter and remaining 2010, in our international markets to better utilize and be more efficient in what we do.  So I'm expecting that that will continue, maybe not to the same rate because, you know, if you look at 19% — 19%, 20%, year-over-year reduction, year-to-date, that's a pretty good hit. I don't think we'll be at the kind of level, Ray, but I still see opportunities for synergizing and eliminating expenses on international markets.

Remember we've got our cost — our Centers of Excellence Project, COE going on, where we're transferring silicone IOL manufacturing from Japan to the US and we should see an uptick in our gross margin on silicone IOLs next year because of combining those volumes and we should also see reduction in Japan overall in expenses for support for manufacturing that's no longer there.

Now, overall, in the trial expenses, you know, I think, you know, first of all, obviously it will have less of an impact on the Company than two or three weeks ago when we received the letter from the insurance company that these expenses would be covered. And, you know, I don't know what the percent is going to turn out to be, maybe 60%, 70% of our expenses will be reimbursed by the — by our insurance carrier, so they will be diminished quite a bit.  But, our overall expenses for both cases was $700,000 in the third quarter.  I don't expect them to be that high in fourth quarter.

There was a lot of preparation work by our new firm in particular, during the third quarter.  I think, overall, an estimated cost of the trial is about $100,000 a week, is a fair number.  And, again, the majority of those expenses we would be reimbursed for.

Raymond Myers:	You would be reimbursed but it would still show up in the operating expense line and then be reimbursed separately below the line, or how would that work?

Barry Caldwell:
No, just like this quarter, as Deborah was trying to explain, we had $700,000 in expenses, but we did take a $300,000 credit as a conservative estimate to what we will be reimbursed once we've agreed with the insurance carrier on that hourly rate.  So that would be the same — what you'll see going forward would be on the P&L, only a net reflection of what we will actually have to pay, but then you should see an increase in cash in fourth quarter as a result of payments going back to July 1 for legal expenses.

Raymond Myers:
Okay.  Well, that sounds positive.  When do you expect that the CAST data will meaningfully support IOL sales?  You offered some interesting perspective in your prepared remarks about going from 3% share to 10% share.  That's awfully exciting so can you elaborate on when you expect to see it affect, and then if you were to go from 3% share to 10% share, what would that do to your revenues?

Barry Caldwell:
Okay, well, you know, 10% is a target out there and to make everyone mindful that STAAR used to be in that ballpark, so it's not unheard of for us to potentially get there.  We're in the process of taking baby steps now in order moving there.  That's why my discussion with Steve is — right now, is a key metric for us is new customers to STAAR getting consignments.

I will tell you that yesterday morning I spent about 45 minutes on the phone with our western regional manager, and Rick has been with us for a long time. And in his voice you could hear the enthusiasm because of what's changed.  Instead of his reps having to run out and track down doctors and try to get trials, physicians are calling us.  He gave me an example yesterday of a doctor in Beverly Hills here in California that came to our booth and said I want to try the nanoFLEX lens and could you try to schedule something?  And so our manager and rep got together and they said they would call the doctor back with a date.  Well, the doctor called us on Monday saying, okay, when is that date?  And I'm glad to say that our rep will be in there on Thursday, trying nanoFLEX with that account.

So we are seeing — without anything in the numbers we're seeing at least a change in the attitude in our customers or potential customers.  And that's quite encouraging.  If you look at a percent of the overall market, as Market Scope looks at IOLs in the US, a 1% market share increase would be worth about $6 million.

Raymond Myers:	Does that mean that the market in the US, you believe, is $600 million?

Barry Caldwell:	That's data according to Market Scope, their latest 2009 report.

Raymond Myers:	And that's been updated higher, I presume, than previous estimates.

Barry Caldwell:	Yeah, Ray, that's the number of total IOLs, which would include the premium IOL channel that nanoFLEX does not compete in today.

Raymond Myers:	Okay.

Barry Caldwell:	So that's the total IOL channel.

Raymond Myers:
Got it.  Great.  And then, let's talk about seasonality a little bit.  We know that seasonality affects the third quarter, but we've also got the tough economy affecting the third quarter and pricing pressures affecting the third quarter.  How much of this was seasonal and how much — what should be expected for fourth quarter bouncing off a seasonal third quarter?

Barry Caldwell:	Well, I think if you look at our past, in terms of what a typical recovery is from a seasonal cycle, I would use that as kind of the same metric to look at. Deborah if you have —

Deborah Andrews:	I agree. I agree. I think historical trends, you know, pretty much paint that picture. It shouldn't be any different.

Raymond Myers:	Well, in the very last year, your revenue was basically flat from third quarter to fourth quarter. I'm presuming that that will not be the case they're.

Barry Caldwell:	Well, typically the fourth quarter is up.

Deborah Andrews:	Yes.

Raymond Myers:	Okay. And does that increased volume then also increase gross margin?

Deborah Andrews:	Should.

Raymond Myers:	Should. Okay. So without providing guidance, can you give us a little color to what the fourth quarter might look like?

Deborah Andrews:
Well, we're not making any predictions, Ray, at this time.  As we said, our  focus is on profitable sales and we're going to need to really, you know, evaluate what we're doing in the fourth quarter to ensure that we meet our targets or get closer to our targets than where we've been.

Barry Caldwell:
I think also, Ray, I would add that if you look at what the team's been able to accomplish at STAAR over the past year, that even on the same amount of even flat sales, we've got a business that we can get to profitability.  So we do believe our sales are — will increase.  It has to be the right sales. And we've been focused on trying to eliminate some of the lower-margin sales that really didn't make sense for the overall business.

Raymond Myers:	Well, even a modest increase in topline and your focus on margins, I would presume that margins should be materially higher in the fourth quarter.

Barry Caldwell:	I think we would agree and that's the efforts we'll make.

Raymond Myers:	Okay, great. Thank you and good luck.

Barry Caldwell:	Thank you, Ray.

Operator:	Thank you. The next question comes from the line of Larry Haimovitch with HMTZ. Please go ahead.

Larry Haimovitch:	Good morning, Barry. Good morning, Deborah.

Barry Caldwell:	Hi, Larry.

Larry Haimovitch:
Barry, a couple of questions for me.  One is, what I wanted to ask is, people I've been talking to about the CAST progress are pretty excited, but there's also been a concern raised about the issue of, is this off-label promotion? Are you running a risk of running afoul of FDA before you have a change in the label?  I'm sure you've thought about this.  I imagine you're being very careful about this, but I'd love to hear what you're thinking so that someone doesn't turn around and say, you know, STAAR is, you know, mispromoting or inappropriately —

Barry Caldwell:
That's really a very, very good point, Larry.  And, you know, obviously we're in an awkward situation, which is not typical of what you see in the medical device or even in the pharmaceutical area. We are doing some assessment of a current product that is on the market, which only has a certain label claim that it has.  And we have spent a lot of time with our sales force and our regulatory guys spend a lot of time with me trying to— as has Charles from legal— trying to make sure I say the right things and that our sales reps say the right things.

We're not making any claims outside of what our current IOL claim is for nanoFLEX.  But we are focused in on the visual results.  What are the near vision results?  What are the intermediate visual results?  And sharing with or publicizing what surgeons have found in their own practice and then asking a surgeon to try it in his own practice is, in our mind, not an off-label use, or even suggesting an off-label.

I think we're going out of our way to say that we don't have a premium IOL today.  We're not competing against the products in that channel.  And the standard IOL channel is big enough for us and profitable enough for us, and that's our focus today.  If we're able to get a premium IOL claim for nanoFLEX HD or nanoFLEX II, whatever it is we're going to end up calling it, then when we're in that market, you know, we'll shout those claims.

Larry Haimovitch:	Yeah.

Barry Caldwell:
But we don't have those today.  And, I mean, that's a really good question and I can tell you it's been a real point of clarification with our sales force and our management teams in how we position this.

Larry Haimovitch:
That's a great answer.  But one wonders how you control salespeople when they walk into the doctor's office.  You and I have both been in the device industry for a long time and we know that salesmen get enthused and want to say things, perhaps, that they shouldn't be saying.  So it sounds like you've got to continue to work on the sales force to be sure that they're very appropriate in what they say and what they do not say.

Barry Caldwell:	Absolutely. And we've steered — tried to steer them away from ever using the A-word.

Larry Haimovitch:	Yeah.

Barry Caldwell:	Accommodating word.

Larry Haimovitch:	Yeah.

Barry Caldwell:	And just to focus on near visual results and intermediate visual results.

Larry Haimovitch:	Yeah.

Barry Caldwell:
And, again, you know, as I said in the beginning, the CAST Phase I was not a clinical study.  It was just an assessment.  We're very happy with what that assessment brought to us, but now as we go to Phase II, then we will get into a full-blown clinical study.

Larry Haimovitch:
Okay.  Second question on Japan.  You discussed — in the press release you discuss in your remarks, you discussed in answers about what's going on in Japan.  Should — is this an isolated quarter of where someone just got very, very aggressive or should we expect, for the next few quarters the comparisons in Japan because of aggressive price cutting will continue to put your international gross margins under pressure?

Barry Caldwell:	I think it's yes and yes, Larry.

Larry Haimovitch:	Okay.

Barry Caldwell:
First of all, you know, in the third quarter, Japan sales increased by 20%. So I mean, you've got to feel happy with that.  But one of the ways we got there was we went chasing after some pretty low-margin business because of the intense pressure.  I don't think you'll see us in fourth quarter and first and second quarter of next year going after that kind of business like we did in the third quarter, and that's why Deborah said some of the topline numbers may not grow as quickly or be the same, but we're working toward the efficiencies and getting to operating income in a profitable business.

Deborah Andrews:
And we did see some of this in the second quarter but were not certain, you know, if this was something that was going to — if this was a trend that was going to continue for a short period of time or, you know, what?  And, obviously, you know, it continued to affect us in the third quarter.

Larry Haimovitch:
Yeah.  One other quick question and I'll jump back in queue.  Barry, on Japan, you've had many months now since the acquisition of the joint venture, it would seem to me that things have gone generally well, or better than even expected.  I would just like your color on Japan at this point in kind of a mid-year or late-year assessment of that deal.

Barry Caldwell:
Yeah, I think, you know, any time you make an acquisition and maybe even more so when you make an acquisition in Japan because of the cultural differences, because of the distance from the corporate office in the US, it's very difficult.  And as I did last year, you know, again, I'll congratulate David Bailey on the work that he did with Japan and bringing that into the organization.  So I think, you know, in the first year and a half, going on two years, that's gone well. But I will also emphasize, now we have to go to a second phase, and that is now we have to start looking at Japan a little bit differently.

You know, we finally have broken some barriers down with our Centers of Excellence Project.  In Japan those engineers are great on delivery systems. And so we'll really focus that group now on Collamer delivery systems, in terms of a pre-load, how about a pre-load, a Visian ICL product.  You know, for example, today in the US and in some other countries, we have to ship a second ICL to an account in case it's dropped during loading or something happens.  If our Japan team can come up with a pre-loaded ICL injector system, that eliminates a lot of our cost going forward. So we want to focus on what they do well and transferring the IOL volume to the US is really going to have a nice impact for us on the gross margin of those products next year.

Larry Haimovitch:	Great, Barry, thanks.

Barry Caldwell:	Thank you.

Operator:	Thank you. Next quarter comes from the line of Rick Dauteuil with Columbia Management. Please go ahead.

Rick Dauteuil:	Good morning.

Deborah Andrews:	Hi, Rick.

Rick Dauteuil:
Couple things, maybe you can bring us up to date.  You've mentioned Centers of Excellence.  If you would give us a little more detail on what inning we're in there, what you can quantity in savings ultimately.  I think you thought that would be the case by early 2010.  And then back into what impact incrementally that can have on gross margins.

Barry Caldwell:
Real good question, Rick, and good analogy with the World Series going on.  I would say we're in about the seventh-inning stretch of the Centers of Excellence Project as it's been defined today and that's between the US and Japan.  The reason I say “as it's been defined today,” I think we'll continue to look under the label of Centers of Excellence for other opportunities to synergize our expenses and this is just step one.

By the end of this year, we should have 95% of the silicone lenses that we sell in the US and Japan manufactured in the US.  And we do expect, during the first and second quarter, to start to see an enhancement in our gross margin on those sales.  I think one of the things we have to also focus on, as we're making these changes in technologies, is our operating expenses in each one of these facilities.  And so that's where a lot of work in the eighth and ninth inning has to be done in both Japan and the US as we finalize what we're doing.

Rick Dauteuil:	I mean, just to get into specifics, is it something that can add 300 basis points to gross margin, four, five — I mean, just give me order of magnitude.

Barry Caldwell:	I'll let Deborah comment.

Deborah Andrews:
I would say, you know, anywhere from 300 to 500 basis points we could see. But we still have work to do.  We also have the transition of injector manufacturing to Japan.  And that's much more involved than the IOL manufacturing because we're already set up in the US.  So there will be some cost there as well.  So I wouldn't — I would expect to see the benefits of this project more in the second half of the year than in the first, although we should see some.

Rick Dauteuil:	Okay. FX isn't really mentioned a lot here. Anything you can tell us as it relates to currency?

Deborah Andrews:
Well, FX, you know, improved significantly in the third quarter and we expect it to improve again in the fourth quarter versus last year.  Our — we had, actually, a gain on FX of about $55,000.  And, you know, for the full year we had a loss of, I think, about $1.2 million unfavorable effect of currency.  Our — the Japanese Yen was particularly strong in the quarter, and that offset a much smaller unfavorable effect of the Euro.  So, you know, overall, again, a gain.

Rick Dauteuil:	Okay. Barry, I think your referenced $700,000 spent in the quarter on both cases. I guess I wasn't aware that there was really anything that active on the Parallax case. What's going on there?

Barry Caldwell:
Well, you're right, and a very, very small portion of that $700,000 was on Parallax.  And we do have some briefings that will be due during fourth quarter on Parallax that we'll be moving forward on.  That will probably start to speed up as we go forward.  Overall, that's still about an 18-month process from this point.  And as I think we've said, overall, that though the attorneys have estimated less, our estimate is that the total cost for the Parallax appeal will be about $400,000.

Rick Dauteuil:	And we now believe that is 60% to 70% covered by insurance?

Barry Caldwell:	Correct, correct.

Rick Dauteuil:	Okay. The — Germany was also mentioned as a source of gross margin issue. What — maybe you can bring us — what's going on there? Is that all pricing or —?

Deborah Andrews:
Yeah, it was primarily pricing.  They have a little bit of — everybody has a little bit of cost issue because of currency fluctuations to the extent that they buy products or whatever in foreign currencies.  But most of it was pricing.

Barry Caldwell:	We did have an inventory write-down in Germany. I thought we did, yeah, about $100,000? No? Okay, sorry, my mistake.

Rick Dauteuil:	That must be fourth quarter, right Barry?

Deborah Andrews:	No.

Barry Caldwell:	No. But it was an e-mail flying around somewhere. I guess Deborah straightened it out and it wasn’t.

Rick Dauteuil:
Okay.  And then I want to say maybe this time last year there was a strong effort to get the technology label on your IOLs and get away from the commodity IOLs.  What percent of your IOL business today is — has that $50 premium attached to it?

Barry Caldwell:
Yeah, that — so we're talking about NTIOL status and both of our Collamer lenses are single-piece, which is the nanoFLEX.  Our three-piece, and our silicone aspherics all have NTIOL.  We'll have to come back and give you a percent. I don't know off the top of my head.  But, obviously, we've been getting a better price on our NTIOL lenses.  I think, as noted in the release, you know, our US gross margins have continued to go up and that's been a very nice positive quarterly trend.  NTIOL status has been very helpful in that regard, as has our focus on managing our cost of goods.

Rick Dauteuil:
The nanoFLEX, and I understand from a prior question that you're not claiming anything there at this point, but order of magnitude, you mentioned six, seven times, I think, some of the accommodating lenses that are on the market are being priced out and — so, I mean, order of magnitude, that's a different world than even with the $50 premium we're looking at from — if it were to get the NTIOL.  So what does it need?  It needs to get another label?

Barry Caldwell:
Well, here — yeah, the process we have to go through, Rick, and this is our Phase II of CAST, is that, if you would, it's like II-a and II-b.  II-a is assessing some of the minor design changes in — that our engineering team has come up with and compare that against the benchmark.  Phase I was just a benchmark to find out where we are with our current product.  Now — then we'll take this II-a phase and compare it to where we currently are.  And if we're able to enhance the visual results from where we are with our current nanoFLEX, then we would go into a full-blown clinical study, which would take us about 12 months to do, then that data would be presented to the FDA to seek a new label claim.

Whether that label claim is less spectacle-dependence or whether that label claim is accommodation, whatever it might be, we really don't care what the label claim is if it gets us into that channel.  So if we're able to get the label claim, then we take that label claim to CMS and then CMS will give us a ruling whether or not we're in the premium channel.

And the difference in price is, and you pointed it out very nicely, is that, you know, our current nanoFLEX with NTIOL, you know, it's $140, $150 lens.  Now that's a good price for us and we make a good margin, we can live off of that.  But if we can get into this premium channel, then the pricing is more like $1,000 to twelve hundred dollars a lens.

Rick Dauteuil:	Okay.

Deborah Andrews:	And to answer your question, Rick. About 50% of our sales — IOL sales in the US currently is on the NTIOL product.

Rick Dauteuil:	Is that disappointing, you know, a year after the push?

Deborah Andrews:	No, no. We have to carefully transition our customers to these new products in order to minimize the risk of obsolescence on the other products that we have.

Rick Dauteuil:	Okay. So that also should contribute —

Deborah Andrews:	The transition is going well and I think we're right — you know, right in line with where we wanted to be.

Barry Caldwell:
A couple other things on the premium channel, Rick, too, is the fact that there's no sunsetting of the life of the premium channel like there is with NTIOL.  So that would be important for us.  Now, Market Scope, which is, you know, by most of us in the industry felt like — feel like it's probably the best market research available — or information that's out there.  Their feeling is in the year 2014 that about 14% of the market will be in this channel, but that will represent 45% of the overall revenues for IOLs in the US.

Rick Dauteuil:	Okay. Again, the 60%, I would think by going — by the end of 2010 do you expect to be 80%, 90% NTIOL or premium? I guess you wouldn't be premium at that point, but.

Barry Caldwell:	No, I think it would actually be sooner than that because as we're managing our inventories down —

Deborah Andrews:	Yeah, our transition is supposed to be complete —

Barry Caldwell:	Yeah.

Deborah Andrews:	— by the end of June of 2010.

Rick Dauteuil:
Okay.  So what does that do, just order of magnitude?  I know that's not a big part of revenues today, but— domestic IOLs as it relates to the whole picture— but what would that do to the gross margin toward your goal of 60%?  Does that move it a percent, or —?

Barry Caldwell:	I would think in the US market, just isolating that, that it's a two- or three-point difference. And I think we've probably seen that kind of impact so far from what we've done with NTIOL.

Rick Dauteuil:	Okay. All right.

Barry Caldwell:	In the US.

Rick Dauteuil:	So, you know, I guess it's not — as we pick apart the pieces, it's not crazy to look at 60% after we just put down a 53.4% gross margin?

Deborah Andrews:
No, no.  I — you know, I remember confident that we can get to 60%. That's an achievable target.  You know, we were at 57.7% last year and, you know, we've got a number of new products, hopefully Toric ICL approval on the horizon, all those things should, you know, really improve our gross profit margins and get us to 60% and beyond.

Rick Dauteuil:	Okay, thanks.

Barry Caldwell:	Thank you, Rick.

Operator:	Thank you. Our next question comes from the line of Jack Fraser with Seamark Capital. Please go ahead.

Jack Fraser:
Good morning, guys.  I wonder, Barry, if you could just walk us through again and refresh us on what is required, from a training perspective, as you introduce surgeons to the nanoFLEX using a nanoPOINT?

Barry Caldwell:
Yeah, good question.  Anytime a surgeon is using a new injector system, it does require for our rep to be there, ideally the day before, to work with the scrub nurses, those that are handling the lens and handling the injection of the lens into the inserter.

And then also time before surgery with the doctor to make sure he understands the right angle and approach of the injector, which is the part he has in the overall procedure.

Jack Fraser:	Okay. So it's — as we think of these doctors introducing the use of nanoPOINT into their own practice, it's not a big jump?

Barry Caldwell:	No, it's not a big jump.

Jack Fraser:	Yeah.

Barry Caldwell:	The bigger part if probably training the scrub nurses and those who handle the injection into the injector.

Jack Fraser:
Okay.  And then, just switching back to Japan, it's been talked about a good bit but, you know, listening to what you're saying, we've had a significant one-time piece of business that was put on the books in Q3 which pressured gross margins down, and all of us, of course, are trying to extrapolate a trend on gross margins and you've made very clear that that's not going to repeat in Q4.  Are you able to delineate for us how much that piece of business in Japan compressed gross margins in Japan?

Barry Caldwell:
Well, first let me go back. I think there are two pressures we're talking about in Japan.  One is going after a particular set of volume business.  The other is just the overall pricing intensity in the market. And, you know, as we see it now, that — the pricing intensity is probably going to continue for a few more quarters out.  You know, we'll just have to see how that evolves.  But, for us, making sure that our management team in Japan is not chasing after some of this much lower-margin business, that's an immediate correction.

Jack Fraser:
Okay.  You know, as great a job as you've done in controlling costs and taking costs down, which I compliment you on, all of you, it occurs to me that, you know, we're now in market with an evolving message around three, I'll call them new points of attention for the surgeons and that is; one, the nanoFLEX and the nanoPOINT small incision obviously being a big selling point; two, Collamer; and three, what seems to be a somewhat sustained and now maybe even accelerating growth and interest in the ICL line.

After you've gone through such an effective period of cost reductions, I guess, my concern is when do you recognize the need to actually increase costs to meet growth?  Because after you cross a tipping point that growth can come pretty quickly.  Can you just walk us through how you monitor that, Barry and Deborah, and then, you know, what your perception or confidence is about the ability to lay on infrastructure and resources in the event that we cross to the tipping point with the doctor communities and volumes begin taking off?

Barry Caldwell:
I think those are real good questions, Jack.  You know, clearly — and, you know, let's just talk about the US market first, when we're able to obtain approval for the Toric ICL in the US, that does create a tipping point for us in terms of demands on our distribution, at the same time as the nanoFLEX starts to become more readily available and new consignments, that does take upon their time.  So there will be, and this is one of the things we're assessing right now with our management team.  We spent an evening and a full day in San Francisco with 10 of our key global managers in the Company just really trying to assess, you know, getting our expense levels down to what makes sense for the business.  Then here are our priorities going forward.

Any additional expenses should only be toward these opportunities and priorities that we have overall for the business.  So we're in an assessment period right now as we're going through our 2010 budget and as we have our December board meeting coming up to help set that direction.  I think it's also fair to say, at this point, and that we'll probably talk about more after the first of the year, that we're really looking more at setting a strategic course for the STAAR business that puts us on a long track viability rather than being one that is — has been, perhaps one might say, historically more short sighted and establishing a vision and a strategic pattern that our managers understand where we're going and where investments should be made.  That's the important thing.

You can — you throw a lot of money at things, but if you don't throw them in the right avenues then you're not going to get anywhere.

Jack Fraser:	Sure.

Barry Caldwell:
So as we stretch the business down in terms of expenses, I think then it's easier for our managers to see where we need to make investments.  Now, on the other hand, the international markets, as we've said, we still have cost reduction efforts we've got to put in place and still have to manage better and I think that will continue through 2010.

Jack Fraser:
Okay, that's helpful.  And just one last question, and Deborah, this might make you a little uncomfortable, you mentioned the 60% gross margin objective, yet I just want to make sure I'm not thinking this through incorrectly, when I think through the cost savings and the gross margin recovery you're talking about when you complete the rationalization of the Centers of Excellence Program and then we layer on top of that the change in gross margin mix from products as we see rise in success from the nanoFLEX in ICL line, and the like, that tells me that our longer-term destiny is actually north of 60% in gross margins and maybe even quite a bit north.  Can you just help me think about that a little bit?

Deborah Andrews:	Oh, yes, absolutely. 60%, to me, you know, is more of a short-term objective.

Jack Fraser:	Okay.

Deborah Andrews:
As I said, you know, we were nearly at 58% in the third quarter of last year.  So 60%, you know, seems like — and, again, you know, the market, you know, situation hit us, you know, in the third, fourth quarter of last year.  That wasn't anticipated and that's had negative effects on our margins, you know, especially in the ICL where our volumes, although good for the economy, aren't where, you know, we expected at that time.

Jack Fraser:	Um-hmm.

Deborah Andrews:
So, you know, 60% is really a short-term goal and, you know, I see our margins at, you know, 70% plus, you know, if we start hitting our, you know, objectives in terms of getting these approvals on ICL and, you know, start growing our newer IOL product lines.

Jack Fraser:	Okay, that's very helpful. Thanks very much and congratulations, guys, on the quarter.

Barry Caldwell:	Thank you, Jack.

Operator:	Thank you. And I show no further questions in queue. I'd like to turn the call back over to management for closing remarks.

Barry Caldwell:
Thank you, operator.  And thank you, everyone, for participating in the call this morning.  If you have any additional questions or would like any clarification on anything we've said today, please feel free to give Deborah or me a call.  Good-bye for now.  Remember, Deborah will be speaking tomorrow at the Oppenheimer Healthcare Conference in New York and we appreciate it very much.  Thank you.

Operator:
Thank you, ladies and gentlemen. This concludes the STAAR Surgical third-quarter 2009 financial results conference call.  If you'd like to listen to a replay of today's conference, please dial 303-590-3030, or 1-800-406-7325 and enter the access code 4169709.  Those numbers, again, are 303-590-3030 or 800-406-7325, and the access code is 416709.  I would like to thank you for your participation and you may now disconnect.

END